Statement regarding computation of per share earnings

                                       Three Months Ended

                              June 30, 1994        June 30, 1993
                              -------------        -------------
Net income                      $17,967,000          $17,408,000


Shares outstanding
    Primary                      32,251,108           32,597,453
    Fully diluted                32,595,529           32,952,061


Earnings per share
    Primary                           $0.56                $0.54
    Fully diluted                     $0.55                $0.53



                                        Six Months Ended

                              June 30, 1994        June 30, 1993
                              -------------        -------------
Net income                      $35,868,000          $35,161,000


Shares outstanding
    Primary                      32,446,897           32,593,983
    Fully diluted                32,791,882           32,949,837


Earnings per share
    Primary                           $1.11                $1.08
    Fully diluted                     $1.09                $1.07





                                  Exhibit 11